SPECIAL POWER OF ATTORNEY

1.	Appointment of Attorney in Fact.  I, MICHEL GRECO, designate
	LANCE K. GORDON, DONALD P. FRANCIS and CARTER A. LEE, and
	each of	them, as my attorney in fact to execute any and all
	Forms 3, Forms 4 or Forms 5 as required pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and to file the same with the Securities and Exchange Commission.

2.	Effectiveness.  This Power of Attorney shall become effecive
	immediately.

3.	Duration.  This Power of Attorney becomes effective as
	provided in Section 2 and shall remain in effect until
	revoked	or terminated as provided in Section 4 or 5,
	notwithstanding my incapacity or disability, or any uncertainty as to whether I am dead or alive.

4.	Revocation.  This Power of Attorney may be revoded,
	suspended, or terminated by written notice from me to my attorney in fact.

5.	Termination
	(a)	By Guardian.  If appointed, a guardian of my estate
		may, with court approval, revoke, suspend, or
		terminate this Power of	Attorney.

	(b)	By Death of Principal.  My death shall revoke this
		Power of Attorney upon actual knowledge or receipt of written notice thereof by the attorney in fact.

	(c)	By Expiration.  This Power of Attorney shall
		terminate at midnight, December 31, 2003.

	The termination of this Power of Attorney shall not affect acts lawfully taken hereunder during the period of its effectiveness.

6.	Reliance.  Any person dealing with the attorney in fact shall
	be entitled to rely upon this Power of Attorney so long as the person with whom the attorney in fact was dealing, at the time notice of any revocation, suspension or termination of this Power of Attorney. Any action so taken, unless otherwise invalid or unenforcable, shall be binding on me and my heirs, devisees, legatees or personal representatives.

7.	Applicable Law.  The internal law of the State of California
	shall govern this Power of Attorney.


Signature:  	/s/ Michel Greco

Print Name: 	Michel Greco

Date:		June 2, 2003